Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 12, 2014	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2014 Full Year and Fourth Quarter Results and Provides Fiscal 2015 Outlook

St. Louis —November 12, 2014—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the full fiscal year and the fourth fiscal quarter, which ended September 30, 2014. For the full fiscal year, the Company reported adjusted net earnings per diluted share of $7.32, an increase of 5.2% compared to the prior fiscal year and net earnings per diluted share of $5.69, down 12.1% as compared to the prior fiscal year. For the fourth fiscal quarter, adjusted net earnings per diluted share were $1.87, an increase of 35.5% and net earnings per diluted share were $1.36, a decrease of 18.1% as compared to the prior year fourth fiscal quarter.

Fiscal 2014 Highlights (Unaudited)
Following is a summary of key fiscal 2014 full year results. All comparisons are with the fiscal year 2013, unless otherwise stated.

•	Net sales of $4,447.7 million, down 0.4% (down 4.1% on an organic basis) (b)

•	Gross Margin increase of 90 basis points

•	A&P spending increased $53.0 million, or 130 basis points as a percent of net sales

•
SG&A as a percent of net sales (exclusive of acquisition, integration, spin-off transaction and restructuring related charges) decreased 50 basis points. SG&A as a percent of net sales (on a reported basis) increased 80 basis points

•	Adjusted net earnings per diluted share of $7.32, up 5.2% (a)

•	Net earnings per diluted share of $5.69, down 12.1%

(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

"Fiscal 2014 was an eventful year for Energizer Holdings, and one that will set the tone for our businesses into the future," said Ward M. Klein, Chief Executive Officer. "We continued to make excellent progress with our 2013 restructuring project, achieved record results on our working capital initiative, successfully integrated the feminine care brands acquisition and announced plans to spin-off the Household Products business thereby creating two stand-alone businesses effective July 1, 2015. In addition, we delivered our adjusted earnings per share goals while significantly increasing our level of investment in our brands," continued Mr. Klein.
"Looking toward fiscal 2015, we remain committed to investing behind our businesses in order to drive long-term growth and profitability. In addition, we look to continue our positive momentum with our restructuring efforts and maintain the excellent progress we have made with the working capital initiative. We believe that our strong finish in fiscal 2014 and the continued execution of our core strategies will position both businesses for future success as stand-alone companies."

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$85.2	$105.1	$1.36	$1.66
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	14.8	22.5	0.24	0.37
One time spin-off costs	23.7	—	0.38	—
Feminine care acquisition/integration costs	1.4	—	0.02	—
Net pension/post-retirement curtailment gains	(0.8)	(44.0)	(0.01)	(0.70)
Other realignment/integration	0.3	1.3	—	0.02
Venezuela devaluation/other impacts	—	0.2	—	—
Adjustment to prior years' tax accruals	(7.7)	1.9	(0.12)	0.03
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$116.9	$87.0	$1.87	$1.38
Weighted average shares - Diluted			62.5	63.2

	Twelve Months Ended September 30,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$356.1	$407.0	$5.69	$6.47
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	70.5	97.9	1.12	1.55
One time spin-off costs	28.1	—	0.45	—
Feminine care acquisition/integration costs	6.2	—	0.10	—
Acquisition inventory valuation	5.0	—	0.08	—
Net pension/post-retirement curtailment gains	(0.8)	(67.5)	(0.01)	(1.07)
Other realignment/integration	0.9	2.6	0.01	0.04
Venezuela devaluation/other impacts	—	6.3	—	0.10
Adjustment to prior years' tax accruals	(7.7)	(8.3)	(0.12)	(0.13)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$458.3	$438.0	$7.32	$6.96
Weighted average shares - Diluted			62.6	62.9

Fourth Fiscal Quarter Highlights (Unaudited)
Following is a summary of key fourth fiscal quarter 2014 results. All comparisons are with the fourth fiscal quarter of 2013, unless otherwise stated.

•	Net sales of $1,141.4 million, up 7.1% (up 1.5% on an organic basis) (b)

•	Gross Margin increase of 350 basis points

•	A&P spending increased $31.8 million, or 200 basis points as a percent of net sales

•
SG&A as a percent of net sales (exclusive of acquisition, integration, spin-off transaction and restructuring related charges) decreased 160 basis points. SG&A as a percent of net sales (on a reported basis) increased 180 basis points

•	Adjusted net earnings per diluted share of $1.87, up 35.5% (a)

•	Net earnings per diluted share of $1.36, down 18.1%

(a) See Net Earnings/Diluted EPS tables above
(b) See Net Sales — Total Company table above

Energizer reported fourth fiscal quarter net earnings of $85.2 million, or $1.36 per diluted share. This compares to net earnings of $105.1 million, or $1.66 per diluted share in the prior year quarter. Fourth fiscal quarter results reflect the impact of organic top-line growth, continued margin rate improvement, accretion from the feminine care brands acquisition, increased A&P investments and a favorable effective tax rate versus the prior year. These items were offset by one-time and unusual items related to restructuring, the spin-off transaction, acquisition/integration efforts and prior year tax adjustments. Included within the current quarter reported results are restructuring related pre-tax costs of approximately $21.8 million, including certain information technology enablement costs (included in SG&A), $37.7 million of pre-tax spin-off related costs (included in SG&A) and $2.5 million of pre-tax acquisition/integration related expenses ($2.4 million included in SG&A and $0.1 million included in Cost of products sold). Adjusted net earnings per diluted share were $1.87 for the fourth fiscal quarter as compared to $1.38 in the prior year quarter.

Net Sales - Total Company (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2014

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY'13	$1,066.1		$4,466.0
Organic	15.6	1.5%	(182.1)	(4.1)%
Impact of currency	(10.0)	(0.9)%	(66.3)	(1.5)%
Incremental impact of acquisition	69.7	6.5%	230.1	5.2%
Net Sales - FY'14	$1,141.4	7.1%	$4,447.7	(0.4)%

Net sales for the fourth fiscal quarter increased 7.1% primarily driven by incremental sales from the feminine care brands acquisition and organic growth within the Household Products segment.
Gross margin for the fourth fiscal quarter increased 350 basis points to 50.5%. The increase in gross margin was primarily due to savings from the 2013 restructuring project and pricing gains within the Personal Care segment.
Advertising and sales promotion expense was $153.4 million in the fourth fiscal quarter, or 13.4% of net sales. This represents an increase of $31.8 million, or 200 basis points as a percent of net sales, versus the prior year quarter. Spending was increased in the Personal Care segment in support of the feminine care brands acquisition, advertising and promotional programs and product launch activity.
Selling, general, and administrative expense was $249.1 million in the fourth fiscal quarter, or 21.8% of net sales, compared to $212.8 million, or 20.0% of net sales, in the prior year quarter. Included within the current quarter results were pre-tax costs of approximately $38 million related to the spin-off transaction, approximately $4 million of information technology enablement costs (recorded within SG&A, but are considered part of the overall 2013 restructuring project) and approximately $2 million of acquisition/integration costs. Excluding the year-over-year impact of these items, SG&A as a percent of net sales improved 160 basis points compared to prior year levels.
Interest expense was $29.0 million for the fourth fiscal quarter as compared to $31.5 million in the prior fiscal year quarter as a result of lower average debt outstanding.
Other financing expense was $3.4 million for the fourth fiscal quarter primarily reflecting the net impact of hedging contract gains offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to $9.5 million income in the prior fiscal year quarter.
The effective tax rate in the fourth fiscal quarter was 12.9% as compared to 34.2% in the prior year quarter. This year's rate was favorably impacted by prior year tax adjustments recorded in the fourth fiscal quarter of approximately $8 million. In addition, we continue to incur restructuring and spin-off costs primarily in tax jurisdictions with higher statutory tax rates, which also positively impacts the effective tax rate.

Excluding the tax impact of the GAAP to non-GAAP reconciling items detailed in the table above and certain prior year tax adjustments, the full fiscal year effective tax rate was 28.5% as compared to 29.5% in the prior fiscal year.
Average (trailing 4 quarter) working capital as a percent of sales was 15.0%, a 310 basis point reduction versus the end of fiscal 2013 and a 790 basis point improvement versus the fiscal 2011 baseline established at the beginning of the initiative. The Company continues to realize improvements within Days Sales Outstanding and Days Payable Outstanding across both operating segments.
Capital spending in the quarter was approximately $30 million, a decrease of $1 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $31 million in the fourth fiscal quarter and equal to the prior year quarter. The charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed).

Dividend payments in the quarter were approximately $31 million, or $0.50 per share, equal to the prior fiscal year quarter.

Key Segment Results (Unaudited)
Following is a summary of key fourth fiscal quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal 2013, unless otherwise stated.
Personal Care

•	Net sales up 10.5%

•	Organic net sales down 0.6%

•	Segment profit of $117.4 million, up 5.5%. Excluding the impacts of currency movements and the incremental benefit from the feminine care brands acquisition, segment profit was up 1.1%

•	Incremental net sales and segment profit from the feminine care brands acquisition totaled $69.7 million and $8.4 million, respectively, excluding acquisition/integration related costs

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2014

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY'13	$592.5		$2,448.9
Organic	(3.4)	(0.6)%	(35.4)	(1.4)%
Impact of currency	(4.1)	(0.7)%	(31.4)	(1.3)%
Incremental impact of acquisition	69.7	11.8%	230.1	9.4%
Net Sales - FY'14	$654.7	10.5%	$2,612.2	6.7%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2014

	Q4	%Chg	Twelve Months	%Chg
Segment Profit - FY'13	$111.3		$475.2
Operations	1.1	1.1%	36.0	7.7%
Impact of currency	(3.4)	(3.1)%	(24.5)	(5.2)%
Incremental impact of acquisition	8.4	7.5%	43.9	9.2%
Segment Profit - FY'14	$117.4	5.5%	$530.6	11.7%

Organic net sales in the fourth fiscal quarter decreased 0.6%. Increases within Sun Care, men's systems and disposables sales were offset by declines in women's systems and Infant Care. Performance in our U.S. personal care categories improved versus recent trends, but overall results remain below prior year levels.

Segment profit in the fourth fiscal quarter increased approximately $6 million, inclusive of the negative impact of currency movements and the incremental impact of the feminine care brands acquisition. Excluding the impact of the unfavorable movement in currencies and the incremental impact of the feminine care brands acquisition, segment profit increased $1.1 million as improved margins and strong cost controls offset organic top-line softness and increased A&P spending.

Household Products

•	Net sales up 2.8%

•	Organic net sales up 4.0%

•	Segment profit of $118.5 million, up 49.8% (or up 54.5% excluding the impact of currency movements)

Net Sales - Household Products (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2014

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY'13	$473.6		$2,017.1
Organic	19.0	4.0%	(146.7)	(7.3)%
Impact of currency	(5.9)	(1.2)%	(34.9)	(1.7)%
Net Sales - FY'14	$486.7	2.8%	$1,835.5	(9.0)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2014

	Q4	%Chg	Twelve Months	%Chg
Segment Profit - FY'13	$79.1		$440.6
Operations	43.1	54.5%	(18.0)	(4.1)%
Impact of currency	(3.7)	(4.7)%	(24.4)	(5.5)%
Segment Profit - FY'14	$118.5	49.8%	$398.2	(9.6)%

Organic net sales increased 4.0% in the fourth fiscal quarter versus the prior year due to space and promotional gains primarily in the U.S.
Segment profit in the fourth fiscal quarter increased $39.4 million due primarily to the gross profit impact from the net sales gains discussed above and improved margin rate resulting from the 2013 restructuring project. In addition, A&P spending decreased due to timing of media and promotional programs as compared to the prior year quarter.

2013 Restructuring Project
Restructuring savings in the fourth fiscal 2014 quarter increased approximately $32 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margin in Household Products and lower overhead expenses. Project-to-date savings total approximately $255 million.
The Company expects to achieve $300 million of savings prior to the anticipated closing of the planned spin-off transaction. Estimated total project savings have been increased to $330 million through fiscal 2016.
Restructuring (pre-tax) related charges for the fourth fiscal 2014 quarter were $21.8 million. Total project-to-date costs are approximately $260 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which are considered part of the overall 2013 restructuring project.
Total project restructuring costs are projected to be approximately $350 million, consistent with our prior estimate.

Spin-Off Transaction Charges
As announced on April 30, 2014, the Company is pursuing a plan to spin-off the Household Products business and thereby create two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.   For the fourth fiscal 2014 quarter, $37.7 million of pre-tax charges were incurred. Total spin-off transaction costs have totaled approximately $45 million in fiscal 2014. The Company will incur additional costs to execute the transaction and expects these costs to be material.
Fiscal Year 2015 Financial Outlook (through June 30, 2015)
Following is a summary of key assumptions included within the initial fiscal 2015 financial outlook through June 30, 2015. All comparisons are with the nine months ended June 30, 2014, unless otherwise stated.

•	Total Company organic net sales are expected to be flat

◦	Personal Care organic net sales are expected to increase in the low-single digits

◦	Household Products organic net sales are expected to be down low-single digits in-line with the category

•	Gross margin rates are estimated to remain near prior year levels

•	A&P as a percent of net sales is expected to increase over 100 basis points

•
2013 restructuring project savings of $300 million are expected to be realized by June 30, 2015, resulting in an incremental $45 million of savings in the first nine months of fiscal 2015. Estimated total project savings have been increased to $330 million.

•
Unfavorable movement in foreign currencies resulting in a pre-tax profit impact of approximately $35 to $40 million. The Company's fiscal 2015 outlook for its Venezuela operations are reflected at the official exchange rate equal to 6.30 per U.S. dollar. A devaluation or change in accounting position could have a material effect on the results of our operations. If the Company were to revalue at either the SICAD I or SICAD II rates (as of September 30, 2014), the estimated pre-tax devaluation charge of its net monetary assets as compared to the official exchange rate of 6.30 bolivars to one U.S. dollar would equal approximately $38 million and $69 million, respectively.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fiscal 2014 full year and fourth quarter earnings and the outlook for fiscal 2015. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/aomtss5b/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted net earnings per diluted share, operating results, organic sales, SG&A as a percent of net sales (exclusive of acquisition, integration, spin-off transaction and restructuring related charges) and other comparison changes, exclude the impact of currency devaluations and other currency movements, the costs associated with restructuring and other initiatives, costs associated with the planned spin-off transaction, costs associated with acquisitions and integration as well as acquisition inventory valuation, adjustments to prior year tax accruals, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding the planned spin-off of the Household Products business, the timing of any such spin-off, the future earnings and performance of Energizer Holdings or any of its businesses, including the Household Products and Personal Care businesses on a standalone basis if the spin-off is completed. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the spin-off of the Household Products business is completed, as expected or at all, and the timing of any such spin-off;

•	Whether the conditions to the spin-off can be satisfied;

•	Whether the operational, marketing and strategic benefits of the spin-off can be achieved;

•	Whether the costs and expenses of the spin-off can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including the planned spin-off of the Household Products business as well as restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and currency controls, particularly in Venezuela and Argentina, as well as offsetting hedges;

•	The impact of change in accounting position as it relates to the selection of the applicable Venezuela translation rate;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2013 and its quarterly report on Form 10-Q for the quarter ended June 30, 2014.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013

Net sales	$1,141.4	$1,066.1	$4,447.7	$4,466.0
Cost of products sold	565.3	564.5	2,312.5	2,361.7
Gross profit	576.1	501.6	2,135.2	2,104.3

Selling, general and administrative expense	249.1	212.8	859.9	825.0
Advertising and sales promotion expense	153.4	121.6	492.9	439.9
Research and development expense	27.0	25.4	94.8	99.0
2013 restructuring	17.5	30.2	92.6	139.3
Net pension/post-retirement curtailment gains	(1.1)	(70.2)	(1.1)	(107.6)
Interest expense	29.0	31.5	122.6	130.5
Other financing items, net	3.4	(9.5)	—	10.3
Earnings before income taxes	97.8	159.8	473.5	567.9
Income tax provision	12.6	54.7	117.4	160.9
Net earnings	$85.2	$105.1	$356.1	$407.0

Earnings per share
Basic	$1.38	$1.69	$5.74	$6.55
Diluted	$1.36	$1.66	$5.69	$6.47

Weighted average shares of common stock - Basic	61.8	62.3	62.0	62.1
Weighted average shares of common stock - Diluted	62.5	63.2	62.6	62.9

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2014
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). In October 2013, the Company completed the acquisition of the Stayfree pad, Carefree liner and o.b. tampon feminine care brands in the U.S., Canada and the Caribbean from Johnson & Johnson (the feminine care acquisition) which is included in the Company’s Personal Care segment and within the Feminine Care product category. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring projects (including the 2013 restructuring detailed below), acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies an allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

Effective October 1, 2013, the Company centralized certain corporate administrative functions across the organization as part of the 2013 restructuring project. A portion of these costs were previously reported at the segment level, but are now reported within General corporate and other expenses. Periods prior to this change have not been adjusted to conform to this current presentation.

For the quarter and twelve months ended September 30, 2014, the Company recorded $17.5 and $92.6, respectively, in pre-tax restructuring charges related to its 2013 restructuring project as compared to $30.2 and $139.3, respectively, in the prior year quarter and twelve months. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $3.7 and $11.8, respectively, were recorded for the quarter and twelve months ended September 30, 2014 and $2.0 and $5.2, respectively, for the quarter and twelve months ended September 30, 2013 associated with certain information technology enablement activities related to our 2013 restructuring project and were included in Selling, general and administrative expense (SG&A) on the Statement of Earnings (Condensed). Additionally, pre-tax costs of $0.6 and $1.0 for the quarter and twelve months ended September 30, 2014, and $1.4 and $6.1 for the quarter and twelve months ended September 30, 2013, respectively, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the Statement of Earnings (Condensed). These information technology and inventory obsolescence costs are considered part of the total project costs incurred for the 2013 restructuring project.

As announced on April 30, 2014, the Company is pursuing a plan to spin-off the Household Products business and thereby create two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.  For the quarter and twelve months ended September 30, 2014, $37.7 and $44.7, respectively, of pre-tax charges were recorded in SG&A on the Statement of Earnings (Condensed).

In connection with the feminine care brands acquisition, the Company recorded a pre-tax inventory valuation adjustment of $8.0 representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. For the twelve months ended September 30, 2014, the Company recorded $8.0 within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care brands acquisition. For the quarter and twelve months ended September 30, 2014, the Company also recorded pre-tax acquisition/integration costs of $2.1 and $9.5, respectively. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care brands acquisition. Such presentation reflects management’s view on how segment results are evaluated.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plans was frozen and future service benefits are no longer being accrued under these retirement programs. In July 2013, the Company finalized and communicated a decision to discontinue certain post-retirement medical and life insurance benefits. The communication was provided to all eligible participants of the impacted plans and advised that the Company would discontinue all benefits associated with the impacted plans effective December 31, 2013. As a result of these actions, for the quarter and twelve months ended September 30, 2013, the Company recorded a non-cash, pre-tax curtailment gain of $70.2 and $107.6, respectively, as a result of this plan change. These gains are reported on a separate line in the Statements of Earnings (Condensed).

For the twelve months ended September 30, 2013, the Company recorded an expense of approximately $6 related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. The net monetary assets in Venezuela were valued using the revised official exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar at June 30, 2013. The devaluation impact of approximately $6 was included in Other financing items, net on the Statement of Earnings (Condensed), and was not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and segment profit, have and may further be negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately when considered relevant to understanding year-over-year comparison comparatives.

Segment sales and profitability for the quarter and twelve months ended September 30, 2014 and 2013, respectively, are presented below.

	Unaudited
	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2014	2013	2014	2013
Personal Care	$654.7	$592.5	$2,612.2	$2,448.9
Household Products	486.7	473.6	1,835.5	2,017.1
Total net sales	$1,141.4	$1,066.1	$4,447.7	$4,466.0

Personal Care	$117.4	$111.3	$530.6	$475.2
Household Products	118.5	79.1	398.2	440.6
Total segment profit	235.9	190.4	928.8	915.8
General corporate and other expenses	(41.3)	(38.7)	(147.3)	(140.2)
2013 restructuring (1)	(21.8)	(33.6)	(105.4)	(150.6)
One time spin-off costs	(37.7)	—	(44.7)	—
Feminine care acquisition/integration costs	(2.1)	(1.3)	(9.5)	(1.3)
Acquisition inventory valuation	—	—	(8.0)	—
Net pension/post-retirement curtailment gains	1.1	70.2	1.1	107.6
ASR integration	—	(0.7)	(1.0)	(2.5)
Amortization of intangibles	(3.9)	(4.5)	(17.9)	(20.1)
Venezuela devaluation/other impacts	—	(0.2)	—	(6.3)
Interest and other financing items	(32.4)	(21.8)	(122.6)	(134.5)
Total earnings before income taxes	$97.8	$159.8	$473.5	$567.9
(1) Includes pre-tax costs of $3.7 and $11.8 for the quarter and twelve months ended September 30, 2014, respectively, and $2.0 and $5.2 for the quarter and twelve months ended September 30, 2013, respectively, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed). Additionally, this includes pre-tax costs of $0.6 and $1.0 for the quarter and twelve months ended September 30, 2014, and $1.4 and $6.1 for the quarter and twelve months ended September 30, 2013, respectively, associated with obsolescence charges related to the restructuring, which are included in Cost of products sold on the Statement of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended September 30,			Twelve Months Ended September 30,
Net Sales	2014	2013	% Change	2014	2013	% Change
Wet Shave	$421.0	$426.5	(1.3)%	$1,591.5	$1,619.0	(1.7)%
Alkaline batteries	317.8	299.0	6.3%	1,162.7	1,245.9	(6.7)%
Other batteries and lighting products	168.9	174.6	(3.3)%	672.8	771.2	(12.8)%
Skin Care	68.7	62.9	9.2%	424.5	429.0	(1.0)%
Feminine Care	117.9	47.9	146.1%	404.5	177.1	128.4%
Infant Care	32.6	41.0	(20.5)%	136.3	169.2	(19.4)%
Other personal care products	14.5	14.2	2.1%	55.4	54.6	1.5%
Total net sales	$1,141.4	$1,066.1	7.1%	$4,447.7	$4,466.0	(0.4)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at September 30, 2014 as compared to September 30, 2013 and the fiscal 2011 baseline established at the beginning of the improvement initiative.

Working Capital Metrics (Unaudited)
($ in millions)	FY '14	Days	FY '13	Days	FY '11	Days

Receivables, as reported	$481.1		$590.8		$717.5
Less: Trade allowance in accrued liabilities	(94.6)		(106.2)		(96.6)
Receivables, adjusted (1)	386.5	31.7	484.6	39.6	620.9	48.8

Inventories	617.4	97.5	634.3	98.3	697.1	101.7

Accounts Payable	337.5	53.3	311.4	48.2	253.4	37.0

Average Working Capital, net (2)(4)	$666.4		$807.5		$1,064.6

Average Working Capital as % of Net Sales (3)	15.0%		18.1%		22.9%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of September 30, 2014, 2013 and 2011, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Working Capital is defined as Receivables (less trade allowance in accrued liabilities), plus Inventories less Accounts Payable.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2013.